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                              AMENDMENT NUMBER ONE
                                     TO THE
                             PARTICIPATION AGREEMENT
                                      AMONG
                           ADVANTUS SERIES FUND, INC.
                        ADVANTUS CAPITAL MANAGEMENT, INC.
                                       AND
                        MINNESOTA LIFE INSURANCE COMPANY


This Amendment modifies the existing Participation Agreement made March 1, 2000, by and between Advantus Series Fund, Inc., a Minnesota corporation (hereinafter called the "Fund"), Advantus Capital Management, Inc., (hereinafter the "Adviser") and Minnesota Life Insurance Company, (hereinafter "Minnesota Life"). This Amendment shall be effective on February 9, 2001.

                                        I

The Agreement shall be modified so that paragraph 1.12 is added to Article I., "Purchase and Redemption of Fund Portfolio Shares". Article I shall be amended as follows:

         1.12 In the event adjustments are required to correct any material error in the computation of the net asset value of the Fund's shares, the Fund shall notify Minnesota Life as soon as practicable after discovering the need for those adjustments which result in a reimbursement to an Account in accordance with the Fund's then current policies on reimbursement, which the Fund represents are consistent with applicable SEC standards. If an adjustment is to be made in accordance with such policies to correct an error which has caused an Account to receive an amount different than that to which it is entitled, the Fund shall make all necessary adjustments to the number of shares owned in the Account and distribute to the Account the amount of such underpayment for credit to Minnesota Life's Contract/Policy Owners.


IN WITNESS WHEREOF, the Fund, the Adviser and the Minnesota Life have caused this amendment to be executed in triplicate by their duly authorized officers.

Executed on this 15th day of February, 2001 in St. Paul, Minnesota.


ADVANTUS SERIES FUND, INC.


By /s/William N. Westhoff
  ------------------------------------------------
Its President
   -----------------------------------------------


ADVANTUS CAPITAL MANAGEMENT, INC.


By /s/Frederick P. Feuerherm
  ------------------------------------------------
Its Vice President
   -------------------------------------------------------


MINNESOTA LIFE INSURANCE COMPANY


By /s/Robert E. Hunstad
  ------------------------------------------------
Its Executive Vice President
   -----------------------------------------------